Central Petroleum PVD Pty Ltd Magellan Petroleum Australia Pty Ltd Corrs Chambers Westgarth Escrow Agency Deed Ref: JPKlLJB 9077960 © Corrs Chambers Westgarth

Contents 1 Interpretation 1 1.1 Definitions 1.2 . Construction 2 1.3 Headings 3 1.4 Definitions in Principal Agreement 3 2 Escrow Requirements 3 2.1 Establishment of Escrow 3 2.2 Escrow Agent to hold Escrow Documents 3 2.3 Provision of Notices 4 3 Escrow Conditions 4 3.1 Escrow 4 3.2 Escrow Agent to deliver documents 4 4 Termination of this document 5 4.1 Upon release 5 4.2 Survival of clauses 5 5 Provisions relating to Escrow Agent 5 5.1 Escrow Agent's capacity 5 5.2 Duties and obligations 5 5.3 Substitution of Escrow Agent 5 5.4 Escrow Agent's rights and responsibilities 6 5.5 Escrow Agent's costs and expenses 6 5.6 Indemnity 6 5.7 Acknowledgment 7 6 Notices 7 6.1 General 7 6.2 How to give a communication 7 6.3 Particulars for delivery of notices 7 6.4 Communications by post 8 6.5 After hours communications 8 6.6 Process service 8 7 GST 8 7.1 Construction 8 7.2 Consideration GST exclusive 8 7.3 Payment of GST 8 7.4 Timing of GST payment 9 7.5 Tax invoice 9 7.6 Adjustment event 9 7.7 Reimbursements 9 8 General 9 8.1 Escrow Parties' costs and expenses 9 page i

8.2 Stamp duty 9 8.3 Amendment 10 8.4 Waiver and exercise of rights 10 8.5 Rights cumulative 10 8.6 Governing law and jurisdiction 10 8.7 Assignment 10 8.8 Liability 10 8.9 Counterparts 10 8.10 Authorised Signatories 10 Schedule 1 - Release Notice 12 Schedule 2 - Completion Notice 13 Schedule 3 - No Financing Notice 14 page ii

Date Parties Central Petroleum PVD pty. Ltd ACN 167440020 of 56-58 Jephson Street, Toowong , Queensland (Escrow Party 1) Magellan Petroleum Australia Pty Ltd ACN 009 728 581 of Level 1, 167 Eagle Street, Brisbane, Queensland (Escrow Party 2) Corrs Chambers Westgarth of Level 35, 1 Eagle Street, Brisbane, Qld (Escrow Agent) Agreed terms 1 Interpretation 1.1 Definitions In this document: Authorised Signatory of a party to this document means: (a) an employee of that party whose title contains the word "manager" or a cognate term; (b) a person appointed by the relevant party with the right to act as the agent of that party for the purpose of this document whose appointment and rights are notified in writing by the appointor to the other parties; and (c) each person who is a director or a company secretary (or both) of that party (if the party is a corporation). Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Brisbane. Completion Notice means a notice to the Escrow Agent in the form set out in Schedule 2 signed by both Escrow Parties. Escrow Documents means each of the Deposit Banker's Undertakings and the Second Instalment Banker's Undertaking. Escrow Notice means each or any of Completion Notice, No Financing Notice and Release Notice Escrow Party means Escrow Party 1 or Escrow Party 2, and Escrow Parties means both of them. page 1

Loss means any loss, claim, action, liability, damage, cost, charge, expense, outgoing, payment, diminution in value or deficiency of any kind or character which the Escrow Agent pays, suffers or incurs or is liable for including: (a) liabilities on account of Tax; (b) amounts payable to third parties (including interest); and (c) legal costs and expenses (on a full indemnity basis) and other costs and expenses incurred in connection with commencing any interpleader claim or action, or investigating or defending any claim or action, whether or not resulting in any liability and all amounts paid in settlement of any claim or action. No Financing Notice means a notice to the Escrow Agent in the form set out in Schedule 3 signed by both Escrow Parties. Principal Agreement means the Share Sale and Purchase Deed relating to the sale of shares in each of Magellan Petroleum (N.T) pty Ltd and Jarl pty Ltd and certain other assets between Escrow Party 1 and Escrow Party 2 and others. Release Notice means a notice to the Escrow Agent in the form set out in Schedule 1 signed by both Escrow Parties. Tax means a tax (including any tax in the nature of a goods and services tax), rate, levy, impost or duty, including any income tax payable pursuant to Division 6 of Part III of the Income Tax Assessment Act 1936, and any interest, penalty, fine or expense relating to any of them. 1.2 Construction Unless expressed to the contrary, in this document: (a) words in the singular include the plural and vice versa; (b) any gender includes the other genders; (c) if a word or phrase is defined its other grammatical forms have corresponding meanings; (d) "includes" means includes without limitation; (e) no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it; (f) a reference to: (i) a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority; (ii) a person includes the person's legal personal representatives, successors, assigns and persons substituted by novation; (iii) a right includes a benefit, remedy, discretion or power; (iv) time is to local time in Brisbane; page 2

(v) "$" or "dollars" is a reference to Australian currency; (vi) this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties; (vii) writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; (viii) this document includes all schedules and annexures to it; and (ix) a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document; (g) if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; (h) where time is to be calculated by reference to a day or event, that day or the day of that event is excluded; and (i) all joint obligations of Escrow Party 1 and Escrow Party 2 under this document are given or entered into severally, not jointly nor jointly and severally, and neither Escrow Party 1 or Escrow Party 2 shall have any liability for any obligation of the other. 1.3 Headings Headings do not affect the interpretation of this document. 1.4 Definitions in Principal Agreement Unless defined in this document, terms defined in the Principal Agreement have that defined meaning in this document. 2 Escrow Requirements 2.1 Establishment of Escrow (a) The Escrow Agent's obligations under this document in respect of an Escrow Document only arise upon delivery to and receipt by the Escrow Agent of the relevant Escrow Document. (b) Escrow Party 1 shall be responsible for the delivery of each Escrow Document to the Escrow Agent as required under the Principal Agreement. 2.2 Escrow Agent to hold Escrow Documents (a) The Escrow Agent must hold, deal with and deliver each Escrow Document in accordance with this document. (b) Each Escrow Party irrevocably authorises and directs the Escrow Agent to hold, deal with and deliver the Escrow Documents in accordance with this document. page 3

(c) Each Escrow Party acknowledges and agrees that if the Escrow Agent is injuncted or otherwise becomes subject to a court order or other legal process which prevents the Escrow Agent from delivering an Escrow Document to any person or from otherwise proceeding in accordance with this document, the Escrow Agent can comply with the injunction, order or process and such compliance will not be taken to be a breach by the Escrow Agent of any of its duties or obligations under this document. 2.3 Provision of Notices (a) On Completion, the Escrow Parties must provide a Completion Notice to the Escrow Agent. (b) If the Principal Agreement is terminated due to a failure in satisfaction or waiver of the Condition at clause 7.1 (h) of the Principal Agreement, the Escrow Parties must provide a No Financing Notice to the Escrow Agent immediately on termination of the Principal Agreement. (c) If the Principal Agreement is terminated due to a failure in satisfaction or waiver of a Condition (other than the Condition at clause 7.1 (h) of the Principal Agreement), or as a result of the default of the Buyer, Buyer Guarantor, Seller or a Seller Affiliate, the Escrow Parties must provide a Release Notice to the Escrow Agent requesting the release of the Escrow Documents to the relevant Escrow Parties as required under clause 3.4 of the Principal Agreement. 3 Escrow Conditions 3.1 Escrow (a) The Escrow Agent is to hold each Escrow Document until the Escrow Agent receives a Release Notice in respect of the Escrow Document or all the Escrow Documents are returned to the Escrow Parties in accordance with clause 3.2, whichever first occurs. (b) The Escrow Agent must not grant access to the Escrow Documents to any person except in accordance with this document or as required by law or as agreed in writing by the Escrow Parties. 3.2 Escrow Agent to deliver documents (a) Within two Business Days of receiving a Release Notice the Escrow Agent must deliver the Escrow Document the subject of the Release Notice to the Recipient identified in the Release Notice at the address indicated in the Release Notice, which address must be located in Brisbane. (b) If the Escrow Agent has received a No Financing Notice in accordance with clause 2.3(b), then as soon as practicable after receiving the No Financing Notice the Escrow Agent must deliver the Escrow Documents to the Escrow Parties as indicated in the No Financing Notice. page 4

(c) If the Escrow Agent has not received a Completion Notice or a No Financing Notice in accordance with clause 2.3(a) or 2.3(b) on or before 31 March 2014, or such later date as the Escrow Parties may jointly notify the Escrow Agent in writing, then within 2 Business Days of that date the Escrow Agent must deliver all the Escrow Documents still held in escrow to Escrow Party 1. (d) If the Escrow Agent has received a Completion Notice in accordance with clause 2.3(a), then on 15 April 2014 the Escrow Agent must deliver the Escrow Documents still held in escrow to Escrow Party 2. (e) The Escrow Agent shall comply with its obligation to deliver an Escrow Document to the Recipient if the Recipient through an employee or person holding a written authority from an Authorised Signatory of the Recipient, arranges to collect the Escrow Document from the offices of the Escrow Agent in Brisbane and the Escrow Agent delivers the Escrow Document to that person at the Escrow Agent's reception. 4 Termination of this document 4.1 Upon release On the delivery of each of the Escrow Documents in accordance with clause 3.2, this document will terminate. 4.2 Survival of clauses Clauses 5.4 to 5.6 (both inclusive) survive termination of this document. 5 Provisions relating to Escrow Agent 5.1 Escrow Agent's capacity (a) The Escrow Agent holds the Escrow Documents as a stakeholder. (b) This document is not intended to create a partnership, joint venture or agency relationship between all or any of the parties. 5.2 Duties and obligations The Escrow Agent's only duties and obligations are those set out in this document. 5.3 Substitution of Escrow Agent (a) The Escrow Agent may relinquish its duties and obligations under this document by: (i) giving the Escrow Parties seven Business Days prior notice of its intention to relinquish its duties and obligations under this document; and (ii) procuring a firm of solicitors or accountants to agree (in writing) to act as the escrow agent on the terms of this document. page 5

(b) Where clause 5.3(a) applies, the Escrow Agent must close the Escrow Documents to be delivered to the substituted escrow agent. Execution of an agreement by the substituted escrow agent by which the substituted escrow agent agrees with the Escrow Parties to act as escrow agent on the terms of this document and acceptance by the substituted escrow agent of the Escrow Documents will constitute a novation of this document releasing the Escrow Agent from the terms of this document. (c) The Escrow Agent ceasing to act as escrow agent and being released from the terms of this document pursuant to this clause 5.3 does not affect or limit the Escrow Agent's rights or indemnities under clauses 5.5 or 5.6. 5.4 Escrow Agent's rights and responsibilities The Escrow Agent is not responsible for: (a) investigating the authenticity, accuracy or content of an Escrow Notice or the capacity of any person who signs or purports to sign an Escrow Notice as an Authorised Signatory; (b) confirming the identity, authority or rights of any person signing or delivering or purporting to sign or deliver this document; or (c) any other act it may do or omit to do except where that act or omission is grossly negligent or fraudulent. 5.5 Escrow Agent's costs and expenses The Escrow Parties agree to pay, in equal shares and upon demand, the Escrow Agent's costs and expenses (including any disbursements, Taxes and any fees, charges and expenses of any legal or other professional advisers), reasonably incurred by the Escrow Agent in connection with: (a) the negotiation, preparation, execution, delivery and stamping of this document; (b) the performance of its duties and obligations under this document (including on any termination of this document); (c) the enforcement or preservation of any rights under this document; and (d) the commencement of any interpleader claim or action in connection with the Escrow Deposit or the subject matter of this document. 5.6 Indemnity (a) The Escrow Parties indemnify the Escrow Agent upon demand against all Loss arising directly or indirectly which may be imposed upon or incurred by the Escrow Agent in the course of the Escrow Agent acting as the Escrow Agent under this document or otherwise endeavouring to carry out its duties and obligations under this document (even if, in fact, it has failed to comply with this document or has acted beyond the powers and discretions conferred by this document) including any litigation (including any interpleader claim or action) arising from this document or involving the subject matter of this document except to the extent that the page 6 relevant Loss is caused by the gross negligence or fraud of the Escrow Agent. (b) This indemnity is a continuing obligation, separate and independent from the other obligations of the Escrow Parties and survives the termination of this document. (c) It is not necessary for the Escrow Agent to incur an expense or make a payment before making a claim under or enforcing this indemnity. 5.7 Acknowledgment Escrow Party 1: (a) acknowledges that the firm of Corrs Chambers Westgarth is and continues to be the legal advisers to Escrow Party 2 in connection with this document and the Principal Agreement; and (b) will not object to Corrs Chambers Westgarth continuing to act as the legal advisers to Escrow Party 2 in connection with any dispute which arises or may arise with respect to this document and the Principal Agreement or any other matter on the grounds that Corrs Chambers Westgarth has or may have a conflict of interest or conflict of duties. 6 Notices 6.1 General A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender. 6.2 How to give a communication In addition to any other lawful means, a communication may be given by being: (a) personally delivered; (b) left at the party's current address for notices; or (c) sent to the party's current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail. 6.3 Particulars for delivery of notices (a) The particulars for delivery of notices are initially: Escrow Party 1 Address: Attention: Escrow Party 2 Address: Attention: 56-58 Jephson Street, Toowong, Queensland Company Secretary Level 1, 167 Eagle Street, Brisbane, Queensland Mr Mark Brannum page 7

Escrow Agent Address: Attention: Level 35, 1 Eagle Street, Brisbane, Qld 4000 Mr John Kelly (b) Each party may change its particulars for delivery of notices by notice to each other party. 6.4 Communications by post Subject to clause 6.5, a communication is given if posted: (a) within Australia to an Australian address, three Business Days after posting; or (b) in any other case, ten Business Days after posting. 6.5 After hours communications If a communication is given: (a) after 5.00 pm in the place of receipt; or (b) on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place. 6.6 Process service Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 6.6 or in accordance with any applicable law. 7 GST 7.1 Construction In this clause 7: (a) words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law; and (b) GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999. 7.2 Consideration GST exclusive Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST. 7.3 Payment of GST If GST is payable by a supplier or by the representative member for a GST group of which the supplier is a member, on any supply made under this page 6 document, the recipient will pay to the supplier an amount equal to the GST payable on the supply. 7.4 Timing of GST payment The recipient will pay the amount referred to in clause 7.3 in addition to and at the same time that the consideration for the supply is to be provided under this document. 7.5 Tax invoice The supplier must deliver a tax invoice or an adjustment note to the recipient before the supplier is entitled to payment of an amount under clause 7.3. The recipient can withhold payment of the amount until the supplier provides a tax invoice or an adjustment note, as appropriate. 7.6 Adjustment event If an adjustment event arises in respect of a taxable supply made by a supplier under this document, the amount payable by the recipient under clause 7.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the supplier or by the supplier to the recipient as the case requires. 7.7 Reimbursements Where a party is required under this document to payor reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of: (a) the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party, or to which the representative member for a GST group of which the other party is a member, is entitled; and (b) if the payment or reimbursement is subject to GST, an amount equal to that GST. 8 General 8.1 Escrow Parties' costs and expenses Each Escrow Party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document and any other expenses relating directly or indirectly to this document. 8.2 Stamp duty (a) The Escrow Parties agree to pay, in equal shares, all stamp duty which is payable or is assessed by any relevant government body or other person to be payable in relation to this document or any transaction contemplated by this document. page 9

(b) If the Escrow Agent pays any such stamp duty, the Escrow Parties must reimburse the Escrow Agent upon demand. 8.3 Amendment This document may only be varied or replaced by a document executed by the parties. 8.4 Waiver and exercise of rights (a) A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right. (b) A party is not liable for any Loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right. 8.5 Rights cumulative Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party. 8.6 Governing law and jurisdiction (a) This document is governed by and is to be construed in accordance with the laws applicable in Queensland. (b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts. 8.7 Assignment (a) Except as contemplated by clause 5.3, a party must not assign or deal with any right under this document without the prior written consent of the other parties. (b) Any purported dealing in breach of this clause is of no effect. 8.8 Liability An obligation of two or more persons binds them separately and together. 8.9 Counterparts This document and any Release Notice executed in accordance with this document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document. 8.10 Authorised Signatories Each Escrow Party appoints each of its Authorised Signatories as its agent with authority to sign on its behalf each notice and other document (including a page 10

Release Notice) which must or may be signed by the relevant Escrow Party under or in connection with this document. page 11

Schedule 1

Release Notice

To: Corrs Chambers Westgarth

For the purposes of **clauses 2.3(c) and 3** of the Escrow Deed dated [***] between Magellan Petroleum Australia Pty Ltd, Central Petroleum PVD Pty Ltd and Corrs Chambers Westgarth, Magellan Petroleum Australia Pty Ltd and Central Petroleum PVD Pty Ltd authorise and direct you to deliver the Escrow Document described below to the Recipient identified below, at the address described below:

Escrow Document :	[Deposit Banker's Undertaking/Second Instalment Banker's Undertaking]
Recipient:	
Address in Brisbane:	[insert]

The persons signing on behalf of each Escrow Party named below confirm they have the necessary authority to sign and deliver this Release Notice on behalf of the relevant Escrow Party.

Terms defined in the Escrow Deed have the same meaning when used in this Release Notice.

Dated:

Signed by Magellan Petroleum Australia Pty Ltd by its Authorised Signatory

....
Name:

Signed by Central Petroleum PVD Pty. Ltd by its Authorised Signatory

....
Name:

page 12

Schedule 2 Completion Notice To: Corrs Chambers Westgarth For the purposes of clause 2.3(a) of the Escrow Deed dated [***] between Magellan Petroleum Australia pty Ltd, Central Petroleum PVD pty Ltd and Corrs Chambers Westgarth, Magellan Petroleum Australia pty Ltd and Central Petroleum PVD pty Ltd confirm that Completion has occurred. The persons signing on behalf of each Escrow Party named below confirm they have the necessary authority to sign and deliver this Completion Notice on behalf of the relevant Escrow Party. Terms defined in the Escrow Deed have the same meaning when used in this Completion Notice. Dated: Signed by Magellan Petroleum Australia Pty Ltd by its Authorised Signatory Name: Signed by Central Petroleum PVD Pty. Ltd by its Authorised Signatory Name: page 13

Schedule 3 No Financing Notice To: Corrs Chambers Westgarth For the purposes of clause 2.3(b) of the Escrow Deed dated [***] between Magellan Petroleum Australia Pty Ltd, Central Petroleum PVD Pty Ltd and Corrs Chambers Westgarth, Magellan Petroleum Australia Pty Ltd and Central Petroleum PVD Pty Ltd authorise and direct you to deliver the Escrow Documents, comprising the Deposit Banker's Undertakings as follows: 1. one Deposit Banker's Undertaking to Magellan Petroleum Australia pty Ltd; and 2. the other Deposit Banker's Undertaking to Central Petroleum PVD Pty. Ltd. The persons signing on behalf of each Escrow Party named below confirm they have the necessary authority to sign and deliver this No Financing Notice on behalf of the relevant Escrow Party. Terms defined in the Escrow Deed have the same meaning when used in this No Financing Notice. Dated: Signed by Magellan Petroleum Australia Pty Ltd by its Authorised Signatory Name: Signed by Central Petroleum PVD Pty. Ltd by its Authorised Signatory Name: page 14

Executed as a deed. Executed by Magellan Petroleum Australia Ply Ltd (ACN 009 728 581 ) .~~{h.~ Company Secretary/Director Name of Company Secretary/Director (print) Executed by Central Petroleum PVD Ply. Ltd (ACN 167440020) Company Secretary/Director Name of Company Secretary/Director (print) #E Irector ? Name of Director (print) Director Name of Director (print) page 15

Executed as a deed. Executed by Magellan Petroleum Australia Pty Ltd (ACN 009 728 581) Company Secretary/Director Name of Company Secretary/Director (print) Executed by Central Petroleum PVD Pty. Ltd (ACN 167440020) Company Secretary/~r Daniel White Name of Company Secretary/~r (print) ) ) ) Director Name of Director (print) .............. ... a~ .... Director Richard Cattee Name of Director (print) page 15

Executed by Corrs Chambers Westgarth .. :~-: ............................... . .. Witness Name of Witness (print) ~ -/7 Partner p( I .0..1',0.<'- L _ . ..... .. ... ' . . . ...... . , ' . Name of Partner (print) page 16